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                          Exhibit 99.2

                      Press Release issued
                        on May 29, 1998





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          DELAWARE FIRST FINANCIAL CORPORATION APPOINTS
                    INTERIM CEO AND PRESIDENT

     WILMINGTON, DE - Delaware First Financial Corporation has announced that Ernest J. Peoples, has been appointed interim CEO and President of Delaware First Financial Corporation and Delaware First Bank, FSB.

     Mr. Peoples has been a Director of Delaware First Bank, formerly Ninth Ward Savings Bank, since 1964. He is currently Vice Chairman of the Board, Chairman of the Executive Committee of the Board, and a member of the Board's Appraisal Committee. Mr. Peoples was a general contractor for 25 years and is now retired.

     The Board of Directors has formed a Search Committee and intends to fill the CEO position on a permanent basis as soon as possible.

     Delaware First Bank is a wholly-owned subsidiary of Delaware First Financial Corporation (OTC BB:DFFN). Delaware First Financial completed its conversion to a public stock company on December 31, 1997, issuing 1.2 million shares of common stock at $10.00 a share. Delaware First Bank is a community and customer oriented federal savings bank operating from a main office in Wilmington, Delaware.

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